Exhibit 10.1

March 5, 2009

Dutchess Private Equities Fund, Ltd.

50 Commonwealth Avenue

Boston, Massachusetts  02116

Re:  Waiver of Certain Events of Default and Covenants in the Transaction Documents

Ladies and Gentlemen:

Reference is hereby made to: (i) the Debenture Agreement, dated as of July 14, 2006 (the “2006 Debenture”), by and among SimplaGene USA, Inc., later renamed Dinewise, Inc., (“Company”), Dutchess Private Equities Fund, LP (“Dutchess I”) and Dutchess Private Equities Fund, II, LP (“Dutchess II” and collectively with Dutchess I, the “Lender”); (ii) the Debenture Agreement, dated as of February 16, 2007, as amended to date, by and among the Company and Dutchess I (the “2007 Debenture” and collectively with the 2006 Debenture, the “Debentures”); (iii) the Subscription Agreement, dated as of July 14, 2006, by and among the Company and the Lender (the “Subscription Agreement”); (iv) the Debenture Registration Rights Agreement, dated as of July 14, 2006,  by and among the Company and the Lender (the “Debenture Registration Rights Agreement”); and (v) any and all other documents and agreements executed in connection with the transactions contemplated by the Debentures (collectively with the Debentures, the Subscription Agreement and the Debenture Registration Rights Agreement, the “Transaction Documents”).  Capitalized terms used but not defined in this waiver letter shall have the meanings assigned to those terms in the Transaction Documents.

Company’s Listing and Reporting Obligations:

Pursuant to the terms of the Transaction Documents, the Company is generally obligated to maintain the listing of the Company’s Common Stock on a national securities exchange, on an automated quotation system, or on the pink sheets if the Company continues to file all reports required to be filed were its Common Stock listed on the over-the-counter bulletin board, file all reports required to be filed with the SEC and comply with the rules and regulations of the Sarbanes-Oxley Act of 2002 (“S-OX”) (the “Listing and Reporting Obligations”).

The Company’s Listing and Reporting Obligations include, but are not limited to, the following covenants and Event of Default:

(i) Section 4(c) of the Subscription Agreement requires the Company to file all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934 (the “1934 Act”) and to maintain its status as a reporting company under the 1934 Act.

(ii) Section 3(w) of the Subscription Agreement requires the Company to file all reports required to be filed under S-OX and to remain compliant with S-OX and its rules and regulations.

(iii) Section 4(f) of the Subscription Agreement requires the Company to make available to the Lender certain financial information.

(iv) Section 4(h) of the Subscription Agreement requires the Company to maintain the listing of the Company’s Common Stock on a national securities exchange and an automated quotation system.

 (v) Section 2(c) of the Debenture Registration Rights Agreement requires the Company to pay the Lender the sum of 2% of the Face Amount due to the Lender, in case of any suspension in the Lender’s right to sell the Registrable Securities under a   registration statement , until such suspension ceases.

(vi) Pursuant to Section 6.1(e) of the 2006 Debenture and 2007 Debenture, an Event of Default occurs upon the suspension or delisting of the Company’s Common Stock from any recognized exchange including electronic over-the-counter bulletin board (and, in the case of the 2006 Debenture, except if the Company’s Common Stock is listed on the pink sheets and the Company furnishes the same reports it would be required to furnish to the over-the-counter bulletin board), for in excess of five (5) consecutive trading days. In the occurrence of an Event of Default, the Lender may be entitled to certain remedies and may declare the remaining Face Amounts of the Debentures immediately due and payable in full.

Waiver of Covenants and Events of Default in Connection with the Company’s Listing and Reporting Obligations

In order to enable the Company to file with the SEC a certification and notice of termination of registration under the 1934 Act or suspension of duty to file reports under the 1934 Act (SEC Form 15), the Company hereby requests that the Lender waive all covenants and Events of Default, as set forth in the Transaction Documents, in connection with the Company’s Listing and Reporting Obligations, including the above mentioned Event of Default and covenants.

Accordingly, the Lender hereby waives all covenants and Events of Default, set forth in the Transaction Documents, in connection with the Company’s Listing and Reporting Obligations, including the above mentioned Event of Default and covenants.

The Company and the Lender acknowledge and agree that the foregoing waiver is limited as written above and, except for this waiver of the Company’s obligations in connection with the Company’s Listing and Reporting Obligations, all of the terms and conditions of the Transaction Documents remain in full force and effect in accordance with their respective terms, all of which are hereby ratified and confirmed in all respects.

Financial Reporting Obligations:

Effective with the quarter ended March 29, 2009, and each quarter thereafter, the Company shall provide the Lender with a quarterly income statement and balance sheet consistent with the format provided in previous form 10Q’s.  The quarterly income statement and balance sheet shall be provided by the 45th day following the Company’s fiscal quarter end (next business day following the 45th day if on a weekend or Holiday).

If Lender requests, effective with the fiscal month ended May 3, 2009 (ie April), the Company shall provide a monthly income statement and balance sheet to the Lender by the 30th day following the fiscal month end (next business day following the 30th day if on a weekend or Holiday).

Effective for the Company’s fiscal year end December 27, 2009, should the Lender request an external accountant’s compilation report, that report shall be provided to the Lender by the 90th day following the fiscal year end (next business day following the 90th day if on a weekend or Holiday) and shall be provided at the Company’s own expense.  However, the Lender shall provide the Company with at least 60 days written notice of this request.

Stock Issuance:

In consideration of this Agreement, the Company shall immediately issue to Dutchess three hundred and seventy thousand (370,000) shares of the Company’s Common Stock.

This letter shall become effective upon its execution by the Company and the Lender.

Very truly yours,

DINEWISE, INC.

By:	/S/ PAUL A. ROMAN
Print Name:	Paul A. Roman
Print Title:	President and Chief Executive Officer

By:	/S/ THOMAS MCNEILL
Print Name:	Thomas McNeill
Print Title:	Vice President and Chief Financial Officer

Accepted and Agreed:

DUTCHESS PRIVATE EQUITIES FUND, LTD.

By:	/S/ DOUGLAS H. LEIGHTON
Print Name:	Douglas H. Leighton
Print Title:	A Managing Member